Exhibit 10.1
EMPLOYMENT SEPARATION AGREEMENT
     THIS EMPLOYMENT SEPARATION AGREEMENT (the “Agreement”) is dated as of the 11th day of December, 2007 to be effective as of October 31, 2007 (the “Effective Date”), by and between BUILDERS FIRSTSOURCE, INC. (“Company”) and KEVIN P. O’MEARA (“Employee”).
RECITALS
     A. Company, as the employer, is engaged in the supplying of construction materials, including but not limited to lumber, as well as other related activities.
     B. Employee served as President and Chief Operating Officer of Company.
     C. Company has its own confidential, proprietary and/or trade secret information, including but not limited to its financial statements, marketing and business plans, and methods of doing business, and Employee has been privy to such information during Employee’s employment.
     In consideration of the above Recitals, which are hereby incorporated by reference, and for good and valuable other consideration, the receipt of which is hereby acknowledged, it is agreed as follows:
AGREEMENT
     1. Ending of Employment. Company and the Employee agree that Employee’s employment with the Company ended as of October 29, 2007 (the “Separation Date”).
     Employee’s compensation and certain benefits shall be handled in the manner set forth in Section 2 below. Employee shall cooperate in the transition of duties and the sharing of all information the Employee has arising out of the employment relationship.
     2. Severance Compensation and Benefits. Employee will be compensated, as severance and as consideration for the terms of this Agreement, by payment of:
     (a) The sum of Eight Hundred Ten Thousand Dollars ($810,000) consisting of fifty-two (52) separately identifiable payments of Fifteen Thousand Five Hundred Seventy-Six and Ninety-Two Hundredths Dollars ($15,576.92) payable as follows: (i) the first three (3) separate payments, the sum of which is Forty-Six Thousand Seven Hundred Thirty and Seventy-Six Hundredths Dollars ($46,730.76), are to be paid promptly following the execution of this Agreement; (ii) the next seven (7) separate payments of Fifteen Thousand Five Hundred Seventy-Six and Ninety-Two Hundredths Dollars ($15,576.92), the sum of which is One Hundred Nine Thousand Thirty-Eight and Forty-Four Hundredths Dollars ($109,038.44), are to be paid beginning on the next regular payroll date after the date hereof and ending on the last regular payroll date prior to March 15, 2008, (iii) the next three (3) separate payments, the sum of which is Forty-Six Thousand Seven Hundred Thirty and Ninety-Two Hundredths Dollars ($46,730.92) are to be paid on the first regular payroll date that occurs six (6) months after the Separation Date; and (iv) the remaining thirty-nine (39) separate payments Fifteen Thousand Five Hundred Seventy-Six and Ninety-Two Hundredths Dollars ($15,576.92), the

sum of which is Six Hundred Seven Thousand Four Hundred Ninety-Nine and Eighty-Eight Hundredths ($607,499.88), are to be paid beginning on the second regular payroll date that occurs six (6) months after the Separation Date;
     (b) The sum of Five Hundred Thousand, Two Hundred Three and Nine Hundredths Dollars ($500,203.09) on the first regular payroll date that occurs six (6) months after the Separation Date; and
     (c) The sum of Three Thousand, Six Hundred Sixty-Two and Nineteen Hundredths Dollars ($3,662.19) (which amount is equal to the cost of COBRA health insurance payments for Employee and his family for six (6) months less an amount equal to the employee contribution for regular health insurance payments for a six (6) month period, such amount to be increased appropriately to reflect increases in the Company’s health insurance premiums) in seven (7) separately identifiable bi-weekly payments of Five Hundred Twenty Three and Seventeen Hundredths ($523.17) on the first regular payroll date after the date hereof. The payment the Company is obligated to make under this subsection (c) relating to COBRA health insurance payments shall expire and terminate immediately upon Employee’s becoming eligible for coverage under another employer’s benefits plan or policy.
          All amounts paid under this Agreement shall be reduced by all lawful deductions and withholdings and shall be reported via IRS Form W-2.
          All of Employee’s benefits (other than health, dental and vision insurance, which shall terminate effective as of the last day of the month in which the Separation Date occurs) shall terminate effective as of the Separation Date. Employee shall be entitled, at Employee’s sole expense (subject to subsection (c) above), to any COBRA benefits required by law. Employee acknowledges that Employee shall not be entitled to any other benefits, sums or amounts, including without limitation, any right to any bonus (including without limitation any bonus for the calendar year 2007), vacation pay, sick pay, life insurance, disability income policies, car allowance, contributions for 401(k) or similar plans, nor any other benefits, but for the COBRA benefits as set forth above.
          Upon payment of the amounts set forth above, Employee acknowledges that Employee has been paid all compensation and benefits due to Employee through the Separation Date. The combined amounts set forth in (a) through (c) above are in excess of any severance benefits to which Employee would normally be entitled if Employee did not agree to the terms of this Agreement. Employee expressly agrees that the amounts set forth above are in lieu of any amounts owing to him or other benefits under the Employment Agreement (the “Employment Agreement”) dated as of January 15, 2004 between the Company and Employee and that the Company does not owe Employee any amounts under the Employment Agreement; provided that the Company agrees to reimburse Employee for any regular and customary out-of-pocket business expenses incurred by Employee in the course of his employment prior to the Separation Date.

          Employee acknowledges and agrees that the unvested restricted shares that he received under the Restricted Stock Award Agreements between Company and Employee dated February 14, 2006 and February 27, 2007 were forfeited pursuant to the terms thereof on the Separation Date.
          Any options to purchase the stock of Company that have been granted to Employee that were not vested as of the Separation Date were terminated as of the Separation Date. Any options to purchase the stock of the Company that have been granted to Employee that were vested by their terms on the Separation Date may be exercised in accordance with their terms within 60 or 90 days after the Separation Date (as set forth in the applicable option agreement) and will expire on the 61st or 91st day after the Separation Date (as set forth in the applicable option agreement). The Consulting Agreement entered into as of the date hereof between Employee and Company shall not sustain the exercisability of those options beyond such 60th or 90th day after the Separation Date. The Company agrees and acknowledges that the exercise price for any such options (provided they are exercised on or prior to Thursday, December 20, 2007) may be paid by surrendering shares of common stock of the Company owned by Employee for at least six (6) months prior to such date, subject to the repurchase limit in the Company’s credit facility, which is currently approximately $1,300,000.
     3. Equipment and Materials Owned by Company. Employee acknowledges that Employee has had access to Company’s equipment and materials and all such equipment and materials are owned by Company and Company and Employee acknowledge and agree that the same were returned to Company on the Separation Date. Notwithstanding the foregoing, Employee will be allowed to keep his laptop computer that was in his office as his personal property.
     4. Protective Covenants.
     (a) Non-Competition. Employee agrees, for two (2) years from the Effective Date, not to engage in competition (or assist any other Person in engaging in competition) with the Company or any Related Party, directly or indirectly (either individually, by any form of ownership, or as a director, manager, member, officer, principal, agent, employee, employer, advisor, consultant, lender, member, shareholder, partner, or other representative in a Competing Business), in the Business of the Company in a Prohibited Location by performing services that are the same as or substantially similar to those services Employee performed for the Company at any time during the last three (3) years of Employee’s employment with the Company. “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity. “Related Parties” means any of the directly or indirectly held subsidiaries of the Company or any of their related divisions, predecessors, successors or assigns. “Competing Business” means any business, regardless of form, that is directly engaged, in whole or in relevant part, in any business or enterprise that is the same as, or substantially the same as or similar to, the Business of the Company; provided that employment by an entity or enterprise that derives less than ten percent (10%) of its revenue or income from activities constituting the Business of the Company shall not be deemed to be a Competing Business unless the Employee is actively involved in such competing activities. The “Business of the Company” means, to the extent the Company or a Related Entity is engaged in such activity, the business of (i) manufacturing roof and floor trusses, wall panels, stairs, vinyl and aluminum windows, and synthetic millwork and (ii) supplying and installing structural and related building products including without limitation, the items enumerated in clause (i) and doors, engineered wood products, lumber and lumber sheet goods, millwork, kitchen cabinets, insulation, and other building products. A “Prohibited Location” means any location within fifty (50) miles of any of the Company’s or any Related Party’s physical locations. Ownership of a 1% or smaller interest in a publicly-traded entity shall not be a violation of the foregoing covenant. For the purposes of this Agreement, the parties agree that homebuilders and any vendors supplying building products or services to the Company shall be deemed to be Competing Businesses; provided, however, that no vendor whose gross sales to the Company do not exceed $25 million per year will be deemed a Competing Business.
     (b) Customer Non-Solicitation. Employee agrees, for a period of two (2) years from the Effective Date, not to directly or indirectly solicit, divert or appropriate, or attempt to solicit, divert or appropriate, (on behalf of Employee or any other Person) for the purposes of providing products or services that are the same as or substantially similar to the general types of products or services described in the Business of the Company, any actual or prospective customer with whom Employee had material business contact during the two (2) years preceding the Separation Date.
     (c) Employee Non-Solicitation. Employee agrees, for a period of two (2) years from the Effective Date, not to directly or indirectly solicit or divert, or attempt to solicit or divert, (either on behalf of the Employee or any other Person) any person employed by the Company or any Related Party with whom Employee had contact in the course of his employment with the Company (each, a “Company Employee“) to leave or reduce their employment with the Company or any Related Party or to work for Employee or any other Person, including, without limitation, a Competing Business. Employee agrees, for a period of two (2) years from the Effective Date, not to directly or indirectly (either on behalf of the Employee or any other Person) hire any Company Employee or to respond to inquiries seeking employment from any Company Employee. This paragraph only applies to persons who are actively employed as Company Employees or were Company Employees within one (1) year of the time of any such actual or attempted solicitation, hiring or inquiry.
     (d) Non-Disclosure of Confidential Information. Employee agrees that all Confidential Information and all physical embodiments or derivatives thereof that were received or developed by Employee while employed by the Company, shall remain the sole and exclusive property of the Company or the applicable Related Party. For a period of three (3) years from the Effective Date, Employee will hold such Confidential Information in trust and strictest confidence, and shall not use, reproduce, distribute, disclose or otherwise disseminate such Confidential Information or any physical embodiments thereof, and may in no event take any action causing, or fail to take any action within his reasonable control necessary in order to prevent, any Confidential Information disclosed to or developed by Employee to lose its character or cease to qualify as Confidential Information.

          “Confidential Information” means information and the compilation of information related to the operation of the Company or a Related Party that derives economic value, actual or potential, from not being generally known or readily available to, or ascertainable by, other persons who can obtain economic value from its disclosure or use. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, compilations of information concerning the Company’s and the Related Parties’ financial plans and performance, potential acquisitions (including without limitation information described herein regarding potential acquisition targets), business plans and strategies, personnel information, information technology processes, research, development, and manufacturing of Company or Related Party products, existing or prospective customers, proposals made to existing or prospective customers or other information contained in bids or offers to such customers, the terms of any arrangements or agreements with customers, including the amounts paid for services or how pricing was developed by the Company or any Related Party, the layout, design and implementation of customer specific projects, the identity of suppliers or subcontractors, information regarding supplier or subcontractor pricing or contract terms, the composition or description of future services that are or may be provided by the Company or any Related Party, the Company’s or any Related Party’s financial, marketing and sales information, and technical expertise, formulas, source codes and know how developed by the Company or any Related Party, including the unique manner in which the Company or any Related Party conducts its business. Confidential Information also includes information disclosed to the Company or any Related Party by a third party that the Company or such Related Party is required to treat as confidential.
     (e) Non-Disclosure of Trade Secrets. Employee agrees that all Trade Secrets belonging to the Company or any Related Party and all physical embodiments or derivatives thereof shall remain the sole and exclusive property of the Company or such Related Party. After the Separation Date, Employee will hold such Trade Secrets in trust and strictest confidence, and shall not use, reproduce, distribute, disclose or otherwise disseminate such Trade Secrets or any physical embodiments thereof, and may in no event take any action causing, or fail to take any action within his reasonable control necessary in order to prevent, any such Trade Secrets to lose their character or cease to qualify as Trade Secrets.
          “Trade Secret” means information including a formula, pattern, compilation, program, device, method, technique or process that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. A trade secret may consist of a simple fact, item or procedure, or a series or sequence of items or procedures that, although individually could be perceived as relatively minor or simple, collectively can make a substantial difference in the efficiency of a process or the production of a product or may be the basis of a marketing or commercial strategy. The collective effect of the items and procedures must be considered in any analysis of whether a trade secret exists and not the general knowledge of each individual item or procedure.

     (f) Non-Disparagement. Employee and the Company each agree they will not disparage, defame, place in a negative light or ridicule the other or, with respect to Employee, the Company or any Related Party or any of their employees, directors, managers, officers, agents or predecessors, or any of the Company’s or any Related Party’s products or services or otherwise tortiously interfere with the Company’s or any Related Party’s actual or prospective business relationships. The obligations of the Company under this paragraph apply only to statements made by the Company’s officers or directors and to public statements by the Company.
          Employee acknowledges that the covenants and agreements contained in this Section 4 are a material part of this Agreement, and that, without such covenants and agreements, Company would not furnish to Employee the consideration for which this Agreement provides.
     5. Breach of Protective Covenants.
     (a) Injunctive Relief. Employee acknowledges that the provisions of Section 4 above are reasonable and essential for the protection of Company and its customers and that breach of those provisions or any provisions of this Agreement would cause immediate and irreparable damage to Company for which monetary relief alone would be inadequate. Accordingly, Employee agrees that, upon the existence of any breach or threatened breach, Company may, without limitation of any other rights, claims or monetary or other damages, obtain a temporary restraining order, preliminary injunction or other form of adequate equitable relief to enforce the provisions of this Agreement with respect to such breach. Company shall not be required to post any bond before obtaining any such restraining order or injunction.
     (b) Company’s Obligations. If Employee fails to comply, in whole or in part, with his obligations under Section 4, or if Employee attempts to avoid or invalidate, in whole or in part, his obligations under Section 4, Company shall have, after it becomes aware of such failure or attempt, the option in its sole discretion to: (x) treat the Agreement as continuing, subject to the terms of subsection (i) below; (y) terminate the Agreement or (z) provide an opportunity for Employee to cure his breach, subject to the terms of subsection (ii) below.
          (i) Termination of Payment Obligations. Regardless of whether Company elects to treat the Agreement as continuing, Company’s obligations in Section 2 of this Agreement terminate immediately if: (A) Employee fails to comply, in whole or in part, with his obligations in Section 4, (B) Employee attempts to avoid or invalidate, in whole or in part, his obligations in Section 4 or (C) a court finds Section 4 to be unenforceable, in whole or in part; provided that the Company shall not be excused from its obligations under Section 2 if Employee did not instigate, request, or participate in such proceeding and Employee continues to perform his obligations under and does not breach the provisions of Section 4. Upon such termination, Company shall not be obligated to pay Employee any amounts not yet due, prorated or otherwise.
          (ii) Cure. If Company elects to provide Employee an opportunity to cure Employee’s failure or attempt, Company will provide written notice to Employee. Employee shall have ten (10) days after the date of the notice to cure the failure or attempt and provide a sworn written statement to Company that the failure or attempt has been cured and is not continuing. If Employee does not cure and provide such statement to Company on or before the tenth (10th) day after the date of the notice, Company shall have the option, in its sole discretion, to (A) treat the Agreement as continuing, subject to the terms of subsection (i) above or (B) terminate the Agreement.
     6. Release. In consideration of various provisions of this Agreement and for other good and valuable consideration, Employee fully and forever releases the Company and its affiliates and their respective officers, directors, shareholders, agents, employees, affiliates and predecessors (collectively, the “Released Parties”) from any and all claims, causes of actions, rights, duties, obligations, sums or compensation (collectively “claims”), whether known or hereinafter discovered, arising out of the employment relationship, the termination of Employee’s employment, or otherwise. Without limiting the generality of the forgoing, Employee acknowledges that this release includes but is not limited to a waiver and release of all claims of Employee for loss, damage or injury arising from or relating to any of the following:
a.	Employment by Company (including without limitation the Employment Agreement).

b.	Violation of the Age Discrimination and Employment Act of 1967, as amended, 29 U.S.C.A. 621, et seq. (the “ADEA”)

c.	Violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.A. 2000, et seq. and 42 U.S.C.A. 1981 and 1981a.

d.	Violation of the Americans With Disabilities Act, as amended, 42 App. U.S.C.A. 12101, et seq.

e.	Violation of the Family and Medical Leave Act, 29 U.S.C.A. 2611, et seq.

f.	Violation of the Employee Retirement Income Security Act of 1974, as amended, 29 App. U.S.C.A. 1001, et seq.

g.	Other violations of federal, state or local statutes, ordinances, regulations, rules or decisions (including without limitation the right to bring any qui tam actions).

h.	Failure to act in good faith and deal fairly.

i.	Injuries, illnesses or disabilities of Employee.

j.	Exposure of Employee to toxic or hazardous materials.

k.	Stress, anxiety, mental anguish, or infliction of emotional distress.

l.	Discrimination on the basis of sex, race, religion, national origin or any other basis.

m.	Wrongful discharge.

n.	Defamation.

o.	Breach of express or implied employment contracts.

p.	Compensation, wages, or reimbursement.

q.	Unfair employment practices.

r.	Any act or omission by Company.
          Employee acknowledges that claims released and waived by Employee, include but are not limited to the following:
a.	Those arising on or before the date of this Agreement.

b.	Those that are presently known, suspected, unknown or unsuspected.

c.	Those for reinstatement or future employment.

d.	Those for actual, consequential, punitive or special damages.

e.	Those for attorney’s fees, costs or other expenses of investigating or settling claims.

f.	Those against any Related Party or any predecessor of the Company or any Related Party.
          Employee hereby represents and warrants that Employee has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action and/or cause of action Employee has, or may have, or may claim to have against any Released Party. Employee agrees to indemnify and hold harmless all of the Released Parties from any and all injuries, harm, damages, costs, losses, expenses and/or liability, including without limitation reasonable attorneys’ fees and court costs, incurred as a result of any claims or demands which may hereafter be asserted against any such Released Parties by, through, or by virtue of an assignment or other transfer by Employee.
          Employee acknowledges and agrees that, by virtue of the foregoing, Employee has waived any relief available to Employee (including, without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action released in Section 6 hereof, except where such waivers are prohibited by law. Employee further acknowledges and represents that Employee has not, at any time up to and including the date on which Employee signs this Agreement, commenced, and will not in the future commence, to the full extent permitted by law, any action, suit, or proceeding, or file any charge or complaint, of any nature arising out of the matters released in Section 6 hereof, except that this sentence shall not apply to any claim arising under the ADEA. Company acknowledges that this release does not release any claim that may arise after the date of this Agreement or to claims for indemnification, expense reimbursement and similar rights with respect to Employee’s service as an officer and employee of the Company and the Related Entities under the Company’s or any Related Entity’s organizational documents or insurance policies.
     7. References. Company shall respond to inquiries from third parties about the Employee’s employment with Company by identifying only the date of hire, ending date of employment and position held. Company shall not have the obligation to provide any further information.
     8. Assistance and Cooperation.
     In return for the consideration set forth herein, Employee will work with the Company, including without limitation any person or persons succeeding to his responsibilities, to transition operational, financial and other business responsibilities to such person or persons as reasonably requested.
     Employee agrees to cooperate with and provide reasonable assistance to Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting Company, in which, in the reasonable judgment of Company’s counsel, Employee’s assistance or cooperation is needed. Employee shall, when requested by Company, provide testimony or other assistance and shall travel at Company’s request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, Company shall attempt to accommodate Employee’s schedule, shall provide Employee with reasonable notice in advance of the times in which Employee’s cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses incurred in connection with such matters. Employee’s obligations hereunder shall survive the period during which payments are made to Employee pursuant to Section 2 hereof. Employee further acknowledges and agrees that, in the event Employee is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company, Employee will give prompt notice of such request to Donald F. McAleenan, General Counsel, (or his successor) at 2001 Bryan St., Suite 1600, Dallas, Texas 75201, tel. (214) 880-3520, fax (214) 880-3577 and, except as required by law, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

     9. Severability. It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under law and public policy. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, then the court shall enforce such provision to the fullest extent allowed by law. Any invalidity shall not effect the remaining provisions of this Agreement, which shall be fully severable and this Agreement shall be construed and enforced as if such invalid provisions had never been inserted in this Agreement. Notwithstanding the foregoing, if Section 4 is held to be unenforceable in whole or in part, the Company’s payment obligations under Section 2 shall be deemed unenforceable and shall no longer have any force or effect; provided that the Company shall not be excused from its obligations under Section 2 if Employee did not instigate, request, or participate in such determination of unenforceability and Employee continues to perform his obligations under and does not breach the provisions of Section 4.
     10. Confidentiality. To the extent not publicly disclosed by the Company, Employee shall keep the terms of this Agreement strictly confidential, including but not limited to its financial aspects, except that Employee may share the terms with Employee’s potential employers, financing sources, and legal, financial, and tax advisors, as long as such advisors likewise agree to keep the terms of this Agreement strictly confidential. This Agreement shall not be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability or for any purpose other than to enforce the terms of this Agreement.
     11. General. The following additional provisions shall apply:
          a. Governing Law and Venue. This Agreement shall be governed by the laws of the State of Texas and construed according to such laws, other than the conflicts of law provisions thereof. Exclusive venue for disputes regarding, or interpretation of, this Agreement lies in the state or Federal courts of competent jurisdiction serving Dallas, Texas.
          b. Notice. All notices pertaining to this Agreement must be given in writing and sent by certified mail, postage prepaid, and by first class mail to the parties at their respective last known addresses, as well as by fax, if readily available.
          c. Headings. Headings of this Agreement are for convenience of description and shall not be used to construe or limit the terms of this Agreement.
          d. Entire Agreement. This writing contains the entire agreement and understanding between Company and Employee, and there are no representations or promises made which are not contained in this Agreement. Any modification must be made in writing signed by both parties to be effective. The failure of a party from time to time to require performance of any particular obligation or covenant will not effect the right to enforce any provision or covenant at a subsequent time. Any waiver of any right arising out of this Agreement at one particular time shall not be construed as a waiver of any right or remedy involving a subsequent breach.

          e. Binding Effect. This Agreement is binding upon the parties, their heirs, executors, personal representatives, successor and assigns, though Employee shall have no right to assign Employee’s rights to receive sums under this Agreement other than by will or the laws of descent and distribution.
          f. Construction. This Agreement, the offer of this Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Released Parties, or any of them individually, of any wrongdoing or liability of any kind or an admission by any of them of any violation of the rights of Employee but, rather, such liability or wrongdoing is expressly denied.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE: (A) HAS CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY; (B) HAS BEEN, AND IS HEREBY, ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING IN CONNECTION WITH THIS AGREEMENT; (C) FULLY UNDERSTANDS THE SIGNIFICANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND HAS DISCUSSED THEM WITH AN INDEPENDENT ATTORNEY OF EMPLOYEE’S OWN CHOOSING, OR HAS HAD A REASONABLE OPPORTUNITY TO DO SO; (D) HAS HAD ANSWERED TO HIS SATISFACTION ANY QUESTIONS EMPLOYEE HAS ASKED WITH REGARD TO THE MEANING AND SIGNIFICANCE OF ANY OF THE PROVISIONS OF THIS AGREEMENT; AND (E) IS SIGNING THIS AGREEMENT VOLUNTARILY AND OF EMPLOYEES OWN FREE WILL AND AGREES TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.
EMPLOYEE ACKNOWLEDGES THAT HE CAN TAKE UP TO TWENTY-ONE (21) DAYS FROM THE DATE THIS AGREEMENT WAS GIVEN TO EMPLOYEE TO REVIEW THIS AGREEMENT AND DECIDE WHETHER EMPLOYEE WOULD ENTER INTO THIS AGREEMENT (THE “CONSIDERATION PERIOD”). TO THE EXTENT THAT EMPLOYEE HAS ELECTED TO ENTER INTO THIS AGREEMENT PRIOR TO SUCH TIME, EMPLOYEE HAS DONE SO VOLUNTARILY, AND HAS KNOWINGLY WAIVED THE CONSIDERATION PERIOD.
EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER ITS EXECUTION (THE “REVOCATION PERIOD”), BY DELIVERING TO DONALD MCALEENAN, GENERAL COUNSEL, AT 2001 BRYAN ST., SUITE 1600, DALLAS, TEXAS 75201 OR BY FAX AT (214) 880-3577 A NOTARIZED WRITTEN NOTICE OF EMPLOYEE’S DESIRE TO REVOKE THE AGREEMENT BY NO LATER THAN 5:00 P.M. CST ON THE LAST DAY COMPRISING THE REVOCATION PERIOD. THIS AGREEMENT SHALL BECOME IRREVOCABLE AUTOMATICALLY UPON THE EXPIRATION OF THE REVOCATION PERIOD IF EMPLOYEE DOES NOT REVOKE IT IN THE AFORESAID MANNER. IF THE LAST DAY OF THE CONSIDERATION PERIOD

OR THE REVOCATION PERIOD FALLS ON A SATURDAY, SUNDAY OR LEGAL HOLIDAY, THE LAST DAY OF THE CONSIDERATION PERIOD OR THE REVOCATION PERIOD, AS APPLICABLE, WILL BE DEEMED TO BE THE NEXT BUSINESS DAY. IN THE EVENT THAT EMPLOYEE DOES NOT ACCEPT THIS AGREEMENT AS SET FORTH ABOVE, OR IN THE EVENT THAT EMPLOYEE REVOKES THIS AGREEMENT IN THE MANNER SET FORTH ABOVE, THE TERMS OF THIS AGREEMENT SHALL IMMEDIATELY BECOME NULL AND VOID. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT IS A FINAL AND BINDING WAIVER OF ANY CLAIMS AGAINST COMPANY, INCLUDING CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND CLAIMS FOR SEX, RACE OR OTHER DISCRIMINATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS WELL AS CLAIMS UNDER OTHER LAWS AND ACTS SPECIFIED IN THIS AGREEMENT.
THE ONLY PROMISES MADE TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.
WAIVER OF TWENTY-ONE DAY TIME PERIOD PRIOR TO EXECUTING A RELEASE
UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT
     Employee has requested that Company shorten the 21-day period referred to above regarding release of rights under the Age Discrimination and Employment Act. Employee represents that the decision to accept a shortening of the 21-day period is knowingly and voluntarily made, that Employee received a first draft of this Agreement on November 13, 2007, and has in fact had adequate opportunity to consider it, and further, has consulted with an experienced attorney regarding Employee’s rights or has had the opportunity to do so. Therefore, Employee hereby waives the 21-day period; however, Employee recognizes that Employee has the continuing right to revoke this Agreement for seven days after signing it and acknowledges that, upon any revocation, Company likewise, has no obligations arising under this Agreement.
/s/ KPM
(Initials of Employee)

BUILDERS FIRSTSOURCE, INC.
By:	/s/ Donald F. McAleenan
Authorized Representative

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     The foregoing Employment Separation Agreement was acknowledged before me this 11th day of December, 2007, by Donald F. McAleenan, the authorized representative of Builders FirstSource, Inc.
     Witness my hand and official seal.
     My commission expires:

Notary Public

(Address)

EMPLOYEE

By:	/s/ Kevin P. O’Meara
Kevin P. O’Meara

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     The foregoing Employment Separation Agreement was acknowledged before me this 11th day of December, 2007, by Kevin P. O’Meara, the Employee.
     Witness my hand and official seal.
     My commission expires:

Notary Public

(Address)

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